Exhibit 99.1
G&K SERVICES REPORTS FISCAL 2014 FOURTH QUARTER RESULTS
Fourth Quarter Adjusted Earnings from Continuing Operations Grow 12 Percent to $0.76 Per Diluted Share
Full-Year Adjusted Operating Income from Continuing Operations Increases 17 Percent to $100 Million, Highest in Company History
Full-Year Adjusted Earnings from Continuing Operations Reach Record $2.90 Per Diluted Share

MINNEAPOLIS, MN, August 14, 2014 - G&K Services, Inc. (NASDAQ: GK) today reported operating results for the fourth quarter of its fiscal year 2014, which ended on June 28, 2014. Fourth quarter revenue from continuing operations grew 4.7 percent to $229.7 million, up from $219.4 million in last year’s fourth quarter. Fourth quarter adjusted earnings from continuing operations grew 12 percent to $0.76 per diluted share, from $0.68 per diluted share in the prior year period. Adjusted earnings from continuing operations in the fourth quarter excluded a $0.02 per share benefit from the previously announced change in estimated merchandise amortization lives. Adjusted earnings from continuing operations in the prior-year quarter excluded net charges of $0.05 per share. Including these items, fourth quarter earnings from continuing operations were $0.78 per diluted share, compared to $0.63 in the prior-year (see reconciliation table for details).

For the full year ended June 28, 2014, revenue from continuing operations grew 4.0 percent to $900.9 million. Full year adjusted operating income from continuing operations increased 17 percent to a record $99.8 million and full year adjusted operating margin from continuing operations improved to 11.1 percent, up 120 basis points from 9.9 percent in fiscal 2013. Full year adjusted earnings from continuing operations grew 10 percent to a company record $2.90 per diluted share, compared to $2.63 per share in the prior year. Full year adjusted results excluded net charges of $0.12 per share. Including these charges, the company reported full year operating income from continuing operations of $96.1 million, operating margin of 10.7 percent, and earnings from continuing operations of $2.78 per diluted share (see reconciliation table for details).

“This was another strong quarter, completing another terrific year for G&K,” said Douglas A. Milroy, Chief Executive Officer. “It has now been five years since we introduced our Game Plan and it’s remarkable what our team has accomplished over that time. We’ve made lasting improvements to our company, achieving new records across many key financial and operational metrics. I’m confident we will continue our track record of strong performance in fiscal 2015 and beyond.”

Income Statement Review
Fourth quarter revenue grew 4.7 percent to $229.7 million, compared to $219.4 million in the prior-year quarter. This excludes revenue from discontinued operations. A lower exchange rate for the Canadian dollar decreased revenue growth by 1.1 percent. The rental organic growth rate, which adjusts for the impact of currency exchange rate differences, acquisitions and divestitures, was 6.0 percent.

Fourth quarter adjusted operating income from continuing operations grew 13 percent to $26.0 million, compared to $23.0 million in the prior year quarter. Adjusted operating margin from continuing operations expanded to 11.3 percent, an 80 basis point increase from10.5 percent in last year’s fourth quarter. The higher adjusted operating margin was driven by increased operating leverage from revenue growth and productivity improvements in rental operations. These improvements more than offset higher health insurance costs and higher rental merchandise expense. Fourth quarter adjusted operating income and operating margin from continuing operations excluded the previously mentioned benefit from the change in estimated merchandise amortization lives. Including this benefit, operating income from continuing operations was $26.8 million and operating margin was 11.7 percent (see reconciliation table).

Interest expense in the quarter was $1.6 million, unchanged from the prior-year quarter. The effective tax rate was 37.5 percent, compared to 36.9 percent in the fourth quarter last year. Diluted share count was 20.0 million, compared to 19.7 million in last year’s fourth quarter.

Balance Sheet and Cash Flow
The company ended the fourth quarter with total debt, net of cash, of $229.9 million, up from $136.4 million in the prior year, primarily due to additional borrowings to fund the $6.00 per share special dividend that was paid during the quarter. The ratio of debt to total capital was 41.7 percent. On a three month annualized basis, return on invested capital (ROIC) increased 120 basis points to 10.6 percent, compared to 9.4 percent in the fourth quarter last year.

Cash provided by operating activities for the fiscal year was $74.6 million, compared to the record $112.1 million in fiscal 2013. The lower operating cash flow was primarily due to investments in inventory to support revenue growth, increased accounts receivable, and the timing of federal tax payments. Capital expenditures during the fiscal year were $32.8 million, compared to $35.5 million last year.

During the fiscal year, G&K returned $152.6 million of cash to shareholders through dividend payments and stock repurchases, including the $6.00 per share special dividend which was paid in the fourth quarter.

Outlook
The company expects to drive continued performance gains in fiscal year 2015, with revenue in the range of $930 million to $950 million and earnings per diluted share between $3.10 and $3.25.

Conference Call Information
The company will host a conference call today at 10:00 a.m. Central Time to discuss its financial results and outlook. The call will be webcast and is available in the Investor Relations section of the company’s website at www.gkservices.com/investors. A replay of the call will be available on the company’s website through September 14, 2014.

Safe Harbor for Forward-Looking Statements
Statements made in this press release concerning the company’s intentions, expectations or predictions about future results or events are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect the company’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and the company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Information concerning potential factors that could affect future financial results is included in the company’s Annual Report on Form 10-K for the fiscal year ended June 29, 2013 and any subsequent filings with the U.S. Securities and Exchange Commission.

About G&K Services, Inc.
G&K Services, Inc. is a service-focused market leader of branded uniform and facility services programs in the United States, and is the largest such provider in Canada. Headquartered in Minneapolis, Minnesota, G&K Services has nearly 7,800 employees serving approximately 170,000 customers from 160 facilities in North America. G&K Services is a publicly held company traded over the NASDAQ Global Select Market under the symbol GK and is a component of the Standard & Poor’s SmallCap 600 Index. For more information visit www.gkservices.com.

Reconciliation of GAAP to Non-GAAP Financial Measures
The company reports its consolidated financial results in accordance with generally accepted accounting principles (GAAP). To supplement these consolidated financial results, management believes that certain non-GAAP operating results provide a more meaningful measure on which to compare the company’s results of operations between periods. The company believes these non-GAAP results provide useful information to both management and investors by excluding certain amounts that impact comparability of the results. A reconciliation of operating income, net income and earnings per diluted share on a GAAP basis to adjusted earnings per diluted share on a non-GAAP basis is presented in the table below:

All results reported in the tables below are only from our continuing operations

	Three Months Ended				Three Months Ended
	June 28, 2014				June 29, 2013
(U.S. Dollars, in thousands, except per share data)	Revenue	Operating Income	Net Income	Earnings Per Share	Revenue	Operating Income	Net Income	Earnings Per Share
As Reported	$229,681	$26,776	$15,721	$0.78	$219,411	$21,440	$12,529	$0.63
Add: Impact of pension withdrawal and associated expenses (1)	—	—	—	—	—	1,000	620	$0.03
Add: Restructuring and impairment charges	—	—	—	—	—	3,161	2,049	$0.10
Less: Change in merchandise amortization lives (2)	—	(790)	(499)	(0.02)	—	(2,605)	(1,655)	(0.08)
As Adjusted	$229,681	$25,986	$15,222	$0.76	$219,411	$22,996	$13,543	$0.68

	Twelve Months Ended				Twelve Months Ended
	June 28, 2014				June 29, 2013
(U.S. Dollars, in thousands, except per share data)	Revenue	Operating Income	Net Income	Earnings Per Share	Revenue	Operating Income	Net Income	Earnings Per Share
As Reported	$900,869	$96,115	$56,065	$2.78	$866,018	$84,005	$50,506	$2.58
Add: Impact of pension withdrawal and associated expenses (1)	—	9,854	6,151	0.31	—	1,000	620	$0.03
Add: Restructuring and impairment charges	—	—	—	—	—	3,161	2,049	$0.11
Less: Change in merchandise amortization lives (2)	—	(6,136)	(3,867)	(0.19)	—	(2,605)	(1,655)	(0.09)
As Adjusted	$900,869	$99,833	$58,349	$2.90	$866,018	$85,561	$51,520	$2.63

(1) In the fourth quarter of fiscal 2013 and the first quarter of 2014, we increased our estimated liability associated with the withdrawal from the Central States Southeast and Southwest Areas Pension Fund, by $1,000 and $1,687, respectively. In the third quarter of fiscal 2014, we recorded $8,167 of expense related to the expected withdrawal from several other MEPPs.

(2) In the fourth quarter of fiscal 2013, we modified the estimated useful lives of certain in-service inventory assets to better reflect the estimated periods in which the assets will remain in-service. This benefit was recorded in the cost of rental and direct sale line item. The pretax benefit by quarter for the historical periods is as follows:

FY13 Q4 - $2,605
FY14 Q1 - $2,273
FY14 Q2 - $1,803
FY14 Q3 - $1,270
FY14 Q4 - $790

* Restructuring charges totaling $6,672 that were previously reported as a non-GAAP adjustment related to our direct sale program group and have been reclassified as Discontinued Operations.
These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, GAAP and may be different from non-GAAP measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Return on Invested Capital
Return on invested capital (ROIC) is a non-GAAP financial measure and may not be defined and calculated by other companies in the same manner. The company uses ROIC as a measure of the effectiveness of its use of capital.
The company defines ROIC as adjusted net operating income from continuing operations after tax, divided by the sum of total debt less cash, plus stockholders’ equity. The company assumes an average effective income tax rate of 38.5 percent.
The following table provides a calculation of ROIC on a 3-month annualized basis, for the periods ending June 28, 2014 and June 29, 2013.

	For the Three Months Ended
(U.S. Dollars, in thousands)	June 28, 2014	June 29, 2013
Numerator:
Income from continuing operations as reported	$26,776	$21,440
Add: Impact of pension withdrawal and associated expenses	—	1,000
Add: Restructuring and impairment charges	—	3,161
Less: Change in merchandise amortization lives	(790)	(2,605)
Adjusted income from continuing operations	25,986	22,996
Income taxes at 38.5 percent	10,005	8,853
Adjusted income after tax from continuing operations	15,981	14,143
Annualized adjusted income after tax from continuing operations	$63,924	$56,572

Denominator:
Current maturities of long-term debt	$792	$18
Long-term debt	266,230	175,000
Total stockholders' equity	374,044	467,008
Less: cash and cash equivalents	(37,118)	(38,590)
Total capital	$603,948	$603,436

Return on invested capital	10.6%	9.4%

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
G&K Services, Inc. and Subsidiaries
(Unaudited)
	For the Three Months Ended		For the Twelve Months Ended
(U.S. Dollars, in thousands, except per share data)	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013

Rental and direct sale revenue	$229,681	$219,411	$900,869	$866,018

OPERATING EXPENSES
Cost of rental and direct sale revenue	151,845	144,970	594,954	585,711
Pension withdrawal and associated expenses	—	1,000	9,854	1,000
Selling and administrative	51,060	52,001	199,946	195,302
Total operating expenses	202,905	197,971	804,754	782,013

INCOME FROM CONTINUING OPERATIONS	26,776	21,440	96,115	84,005
Interest expense	1,613	1,590	6,320	4,853
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	25,163	19,850	89,795	79,152
Provision for income taxes	9,442	7,321	33,730	28,646
NET INCOME FROM CONTINUING OPERATIONS	15,721	12,529	56,065	50,506
Net loss from discontinued operations, net of tax	—	(4,506)	(8,393)	(3,786)
NET INCOME	$15,721	$8,023	$47,672	$46,720

EARNINGS (LOSS) PER COMMON SHARE
BASIC
From continuing operations	$0.80	$0.64	$2.83	$2.62
From discontinued operations	—	(0.23)	(0.43)	(0.20)
BASIC EARNINGS PER COMMON SHARE*	$0.80	$0.41	$2.41	$2.43
DILUTED
From continuing operations	$0.78	$0.63	$2.78	$2.58
From discontinued operations	—	(0.23)	(0.42)	(0.20)
DILUTED EARNINGS PER COMMON SHARE	$0.78	$0.40	$2.36	$2.38

Earnings available to common stockholders:
Net income from continuing operations	$15,721	$12,529	$56,065	$50,506
Less: Income allocable to participating securities	(50)	(120)	(610)	(710)
Net income from continuing operations available to common stockholders	$15,671	$12,409	$55,455	$49,796

Weighted average number of shares outstanding, basic	19,638	19,306	19,568	18,970
Weighted average number of shares outstanding, diluted	19,994	19,689	19,941	19,292

Dividends declared per share	$6.270	$0.195	$7.080	$0.780

* May not foot due to rounding

CONDENSED CONSOLIDATED BALANCE SHEETS
G&K Services, Inc. and Subsidiaries
(Unaudited)
(U.S. Dollars, in thousands)	June 28, 2014	June 29, 2013
ASSETS
Current Assets
Cash and cash equivalents	$37,118	$38,590
Accounts receivable, net	100,193	90,989
Inventories, net	162,534	165,006
Other current assets	27,250	13,810
Total current assets	327,095	308,395

Property, Plant, Equipment, net	201,382	194,156
Goodwill	333,214	334,393
Other Assets	61,828	60,342
Total assets	$923,519	$897,286

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$44,600	$41,655
Accrued expenses and other current liabilities	72,640	81,902
Deferred income taxes	26,306	6,729
Current maturities of long-term debt	792	18
Total current liabilities	144,338	130,304

Long-Term Debt, net of Current Maturities	266,230	175,000
Deferred Income Taxes	17,214	19,894
Other Noncurrent Liabilities	121,693	105,080
Stockholders' Equity	374,044	467,008
Total liabilities and stockholders' equity	$923,519	$897,286

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
G&K Services, Inc. and Subsidiaries
(Unaudited)
	For the Twelve Months Ended
	June 28,	June 29,
(U.S. Dollars, in thousands)	2014	2013
Operating Activities:
Net income	$47,672	$46,720
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation and amortization	30,877	32,175
Loss on sale of businesses	12,837	—
Pension withdrawal and associated expenses	9,854	1,000
Deferred income taxes	21,972	1,059
Share-based compensation	6,318	5,001
Changes in current operating items, exclusive of acquisitions and divestitures -
Accounts receivable	(14,538)	2,504
Inventories	(12,157)	15,032
Accounts payable	935	475
Other current assets and liabilities	(25,273)	10,803
Other	(3,861)	(2,670)
Net cash provided by operating activities	74,636	112,099
Investing Activities:
Capital expenditures	(32,776)	(35,524)
Divestiture (Acquisition) of businesses	6,641	(18,589)
Net cash used for investing activities	(26,135)	(54,113)
Financing Activities:
Proceeds from issuance of long-term debt	—	100,000
Repayments of long-term debt	(18)	(591)
Proceeds from (Repayments of) revolving credit facilities, net	91,000	(143,000)
Cash dividends paid	(140,886)	(15,082)
Net issuance of common stock, under stock option plans	8,748	20,401
Repurchase of common stock	(11,672)	—
Shares associated with tax withholdings under our equity incentive plans	(1,435)	(813)
Excess tax benefits of shared-based compensation	4,578	1,068
Net cash used for financing activities	(49,685)	(38,017)
Effect of Exchange Rates on Cash	(288)	(983)
(Decrease) Increase in Cash and Cash Equivalents	(1,472)	18,986

Cash and Cash Equivalents:
Beginning of period	38,590	19,604
End of period	$37,118	$38,590
CONTACT:
G&K Services, Inc.
Jeff Huebschen, 952-912-5773
Director, Investor Relations
jeff.huebschen@gkservices.com